Exhibit 13(b)

                   AMENDED INVESTOR B SHARES DISTRIBUTION PLAN

                                       OF

                       BLACKROCK SUMMIT CASH RESERVES FUND
                                       OF
                  BLACKROCK FINANCIAL INSTITUTIONS SERIES TRUST

                             PURSUANT TO RULE 12b-1

      DISTRIBUTION PLAN made as of the 29th day of September, 2006, by and between BLACKROCK FINANCIAL INSTITUTIONS SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of BlackRock Summit Cash, a series of the Trust (the "Fund") and [BLACKROCK DISTRIBUTORS, INC.] [FAM DISTRIBUTORS, INC.], a Delaware corporation (the "Distributor").

                              W I T N E S S E T H :

      WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Trust is authorized to establish separate series ("Series"), each of which will offer separate classes of shares of beneficial interest, par value $0.10 per share (the "Shares") to selected groups of purchasers; and

      WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets; and

      WHEREAS, the Trust has entered into a Distribution Agreement with the Distributor, pursuant to which the Distributor acts as the distributor and representative of the Trust in the offer and sale of shares of beneficial interest of the Fund, including Investor B shares of beneficial interest, to the public (such Investor B shares of beneficial interest sold through the Distributor being referred to herein as the "Distributor Investor B Shares"); and

      WHEREAS, the Trust desires to adopt this Amended Investor B Distribution Plan (the "Plan") in the manner and on the terms and conditions hereinafter set forth, which Plan must be adopted pursuant to the provisions of Paragraph 7 of the Plan as they relate to material amendments which do not increase the fee paid pursuant to the Plan and in accordance with Rule 12b-1 under the Investment Company Act; and

      WHEREAS, the Distributor desires to enter into the Plan on said terms and conditions; and

      WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Investor B shareholders;

      NOW, THEREFORE, the Trust hereby adopts, and PFD hereby agrees to the terms of, the Plan in accordance with Rule 12b-I under the Investment Company Act on the following terms and conditions:

      1. The Trust shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of the Fund's average daily net asset value of the Distributor Investor B Shares to compensate the Distributor and Securities Firms (as defined below) with which the Distributor enters into related agreements pursuant to Paragraph 2(a) hereof ("Sub-Agreements") for providing sales and promotional activities and services, and Participating Underwriters (as defined below) with which the Distributor enters into Exchange and Service Agreements ("Service Agreements") pursuant to Paragraph 2(b) hereof. The activities and services for which compensation will be paid hereunder will relate to the direct or indirect sale, promotion and marketing of the Investor B shares of the Fund and payments related to the furnishing of services to shareholders by sales and marketing personnel. Such expenditures may consist of sales commissions to financial consultants for selling Investor B shares of the Fund, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Fund, the costs of preparing and distributing promotional materials and the costs of providing services to shareholders including assistance in connection with inquires related to shareholder accounts. Without limiting the generality of the foregoing, the Distributor may use all or a portion of the distribution fees paid hereunder to compensate Participating Underwriters for their indirect efforts in selling Investor B shares of the Fund, it being recognized that the sale of Investor B shares of the Fund will result from their sales of CDSC Shares of Participating Funds (each as defined below) and their participation in the exchange program between the Fund and the Participating Funds (the "Exchange Program"). The distribution fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. Payment of the distribution fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

      2. (a) The Trust hereby authorizes the Distributor to enter into Sub-Agreements with certain securities firms ("Securities Firms") to provide compensation to such Securities Firms for activities and services of the type referred to in Paragraph 1 hereof. The Distributor may reallocate all or a portion of its distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such compensation will be in an amount as set forth in the individual Sub-Agreements. Such Sub-Agreement shall provide that the Securities Firms shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Paragraph 3 hereof.

      (b) The Trust hereby authorizes the Distributor to enter into Service Agreements with certain securities firms ("Participating Underwriters") that serve as the principal underwriters to certain non-money market open-end management investment companies (or separate portfolios thereof) that have agreed to participate in the Exchange Program (the "Participating Funds"). Neither the Participating Underwriter nor the investment adviser to any Participating Fund will be an affiliated person of the Distributor or the Trust. Shares ("CDSC Shares") of a Participating Fund that were purchased at net asset value, but subject to a contingent deferred sales charge ("CDSC") and a distribution fee pursuant to a Rule 12b-I distribution plan will be exchanged


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

into Investor B shares of the Fund pursuant to the Exchange Program. The Service Agreements generally shall provide, among other things, that the Distributor will pay Participating Underwriters all or a portion of distribution fees received by the Distributor and any CDSCs received by the Distributor in respect of CDSC Shares exchanged for Investor B shares of the Fund. Such payments shall be to compensate the Participating Underwriters for their activities referred to in Paragraph 1 hereof. Such compensation will be in an amount as set forth in the individual Service Agreements. Such Service Agreements shall provide that the Participating Underwriters shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements as set forth in Paragraph 3 hereof.

      3. The Distributor shall provide the Trust for review by the Board of Trustees, and the Trustees shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the distribution fee during such period. This report shall include an itemization of the distribution expenditures incurred on behalf of the Fund and its Investor B shareholders, the purpose of such distribution expenditures and a description of the benefits derived by the Fund and its Investor B shareholders therefrom.

      4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan and such related agreements.

      5. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

      6. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Investor B voting securities of the Fund.

      7. The Plan may not be amended to increase materially the rate of payments by the Fund provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Investor B voting securities of the Fund, and by the Trustees of the Trust in the manner provided for in Paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 4 hereof.

      8. While the Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

      9. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, or the agreements, or such report, as the case may be, the first two years in an easily accessible place.


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

      10. The Declaration of Trust establishing the Trust, dated July 10, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "BlackRock Financial Institutions Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of the Trust but the "Trust Property" only shall be liable.

      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

                                   BLACKROCK FINANCIAL INSTITUTIONS SERIES TRUST

                                   By __________________________________________

                                   [BLACKROCK DISTRIBUTORS, INC.]
                                   [FAM DISTRIBUTORS, INC.]

                                   By __________________________________________


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